Oramed’s Chief Scientific Officer, Miriam Kidron, Ph.D., Chosen to
Lecture at the Third International Conference on Advanced
Technologies and Treatments for Diabetes in Basel, Switzerland

JERUSALEM, Israel – February 10, 2010– Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB) (www.oramed.com), a developer of alternative drug delivery systems, announced today that its Chief Scientific Officer, Miriam Kidron, Ph.D., was chosen to lecture at the Third International Conference on Advanced Technologies and Treatments for Diabetes (ATTD) to take place in Basel, Switzerland on February 11, 2010.  Dr. Kidron will present the following abstract in Hall B at 3:15 pm: “Assessment of Oral Insulin Formulations in the Healthy Male Volunteers – Safety and Pharmacodynamic Comparisons”.

Based on the conference website, the conference “presents professionals with cutting-edge technologies from entrepreneurs racing to develop effective and advanced devices and systems for the treatment and prevention of diabetes and related illnesses.”  For more information please visit the conference website at: http://www2.kenes.com/attd/pages/home.aspx.

Oramed is currently conducting a Phase 2B clinical trial in South Africa on its flagship product an oral insulin capsule. Results are expected at the end of the first quarter of 2010.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. Oramed’s corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com.

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Oramed, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and Oramed’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to Oramed’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of Oramed to differ materially from those expressed or implied in such forward looking statements. Oramed undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contact:
Oramed Pharmaceuticals Inc.
Tara Horn
USA: +1-646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com